Exhibit 99.1

Sound Financial Bancorp, Inc. Reports Record Net Income of $5.4 Million in 2016
Board announces 33% increase in quarterly dividend

Seattle, WA., January 30, 2017 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $5.4 million for the year ended December 31, 2016, or $2.08 per diluted common share, compared to net income of $4.8 million, or $1.86 per diluted common share, for the year ended December 31, 2015.  Net income for the fourth quarter of 2016 was $1.6 million, or $0.60 per diluted share, compared to $1.2 million, or $0.48 per diluted share, for the quarter ended December 31, 2015. Total assets were $588.4 million as of December 31, 2016 compared to $540.8 million as of December 31, 2015.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.10 per share, payable on February 27, 2017 to stockholders of record as of the close of business on February 13, 2017.

“The Board of Directors and management are proud of another year of strong performance,” stated Sound Community Bank and Sound Financial Bancorp, Inc. President and CEO Laurie Stewart. “Year over year earnings grew more than 12% and resulted in a return on average equity of 9.4%.  We are pleased to share this success with our loyal shareholders by announcing a 33% increase in our quarterly dividend.”

Highlights for the year ended December 31, 2016 include:

●	Net interest income was $22.1 million for the year, an increase of 12.0%, compared to $19.7 million for the year ended December 31, 2015.
●	Gain on sale of loans was $1.4 million for the year ended December 31, 2016; an increase of 5.0%, compared to $1.3 million for the year ended December 31, 2015.
●
Provision for loan losses was $454,000 for the year, compared to $400,000 in for the year ended December 31, 2015. The ratio of charge-offs to average loans was 0.06% for 2016 compared to 0.03% in 2015.

●	Net loans increased 8.9% to $495.2 million at December 31, 2016, compared to $454.8 million as of December 31, 2015.
●	Deposits increased 6.3% to $467.7 million at December 31, 2016, compared to $440.0 million at December 31, 2015.
●	Net interest margin ("NIM") remained strong at 4.24% for the year ended December 31, 2016 compared to 4.17% for the year ended December 31, 2015.
●	Return on average assets was 0.97% for the year ended December 31, 2016, compared to 0.95% for the year ended December 31, 2015.
●	Return on average equity was 9.37% for the year ended December 31, 2016, compared to 8.93% for the year ended December 31, 2015.

Highlights for the quarter ended December 31, 2016 include:

●
Net interest income was $5.9 million for the quarter ended December 31, 2016, an increase of 8.7% compared to $5.4 million for the quarter ended September 30, 2016 and an increase of 9.2%, compared to $5.4 million for the quarter ended December 31, 2015.

●	Net loans increased 4.9% to $495.2 million at December 31, 2016, compared to $472.2 million as of September 30, 2016.

●	NIM increased 15 basis points to 4.34% for the quarter year ended December 31, 2016 compared to 4.19% for the quarter ended September 30, 2016.
●	Deposits increased 0.9% to $467.7 million at December 31, 2016, compared to $463.5 at September 30, 2016.
●	Return on average assets was 1.09% for the quarter ended December 31, 2016, compared to 1.05% and 0.94% for the quarters ended September 30, 2016 and December 31, 2015, respectively.
●	Return on average equity was 10.92% for the quarter ended December 31, 2016, compared to 10.04% and 9.08% for the quarters ended September 30, 2016 and December 31, 2015, respectively.

Both the Company and Bank continue to maintain capital levels in excess of the regulatory requirements and the Bank continued to be categorized as “well-capitalized” at December 31, 2016.

Operating Results

Net interest income increased $2.4 million to $22.1 million for the year ended December 31, 2016, compared to $19.7 million for the year ended December 31, 2015. The increase was primarily a result of higher average loan balances and a higher average yield on loans. Average loan balances were $474.4 million for the year ended December 31, 2016 compared to $437.4 million for the year ended December 31, 2015.  The average yield on loans was 5.19% for the year ended December 31, 2016 compared to 5.08% for the year ended December 31, 2015.

Net interest margin was 4.24% for the year ended December 31, 2016, compared to 4.17% for the year ended December 31, 2015. The primary factors affecting net interest margin were higher average loan and investment yields combined with higher average balances in 2016. The average cost of deposits also decreased for the year ended December 31, 2016 to 0.60% compared to 0.63% for the year ended December 31, 2015.

The provision for loan losses for the year ended December 31, 2016 was $454,000, which represents an increase of $54,000 or 13.6% from $400,000 in provision for loan losses for the year ended December 31, 2015.  The increase in provision for loan losses from a year ago reflects a $137,000 increase in net charge-offs, the increase in net loans and changes in the composition of our loan portfolio.

Noninterest income decreased $81,000, or 1.5%, to $5.2 million for the year ended December 31, 2016, compared to $5.3 million for the year ended December 31, 2015.  This decrease was primarily a result of a decline in the fair value of mortgage servicing rights which was partially offset by higher mortgage servicing income and an increase in the gain on sale of loans in 2016 compared to 2015.  The gain on the sale of loans was $1.4 million for the year ended December 31, 2016 compared to $1.3 million for the year ended December 31, 2015.  The increase in the gain was due to higher production of saleable mortgage loans combined with a higher average gain on sale in the 2016 period.

Noninterest expense increased $1.2 million to $18.7 million for the year ended December 31, 2016, compared to $17.5 million for the year ended December 31, 2015 primarily due to increases in salary and benefits expenses.  Salary and benefits expenses increased over the prior year due to increased incentive compensation for loan originators due to higher loan production, higher health insurance premiums, and increased share-based compensation as a result of the increase in the Company’s stock price.

Our efficiency ratio for the year ended December 31, 2016 was 68.19%, compared to 68.71% for the year ended December 31, 2015.  The improvement in the efficiency ratio compared to the prior year was primarily due to higher net interest income, partially offset by higher noninterest expense and lower noninterest income.

Balance Sheet Review, Capital Management and Credit Quality

The Company's total assets as of December 31, 2016 were $588.4 million, compared to $540.8 million at December 31, 2015  This increase was primarily a result of higher net loan and cash balances which increased $40.3 million and $6.3 million, respectively, from December 31, 2015. The investment securities available-for-sale portfolio totaled $6.6 million at December 31, 2016, compared to $6.7 million at December 31, 2015.  At December 31, 2016, the securities available-for-sale portfolio was comprised of $2.9 million of agency mortgage-backed securities (all issued by U.S. Government-sponsored entities), $347,000 in private-label mortgage-backed securities and $3.4 million in municipal bonds.

Gross loans, excluding loans held-for-sale, totaled $500.0 million at December 31, 2016, compared to $459.5 million at December 31, 2015.  We experienced growth in every loan category at December 31, 2016 compared to December 31, 2015, except for home equity loans.  At December 31, 2016, commercial and multifamily real estate loans accounted for 36.0% of the portfolio, one- to four- family residential loans accounted for 30.4% of the portfolio and consumer loans, consisting of home equity, manufactured, floating homes and other consumer loans accounted for 14.2% of the portfolio.  Construction and land loans accounted for 14.1% of the portfolio and commercial and industrial loans accounted for the remaining 5.3% of the portfolio at December 31, 2016.

Nonperforming assets ("NPAs"), which includes nonperforming loans, comprised of non-accrual loans, accruing loans 90 days and more delinquent, and nonperforming troubled debt restructurings (“TDRs”); and other real estate owned (“OREO”) and other repossessed assets increased $1.6 million, or 55.9%, to $4.5 million or 0.77% of total assets as of December 31, 2016, compared to $2.9 million or 0.54% of total assets as of December 31, 2015.

The following table summarizes our NPAs:

Nonperforming Loans:	At Dec 31, 2016		At Dec 31, 2015
(Dollars in thousands, unaudited)	Balance	% of Total	Balance	% of Total
One- to four- family	$2,216	49.1%	$1,640	56.6%
Home equity loans	553	12.2	428	14.8
Commercial and multifamily	219	4.8	-	0.0
Construction and land	-	0.0	-	0.0
Manufactured	119	2.6	62	2.1
Commercial business	242	5.4	-	0.0
Total nonperforming loans	3,349	74.1	2,130	73.5
OREO and Other Repossessed Assets:
One- to four- family	562	12.4	159	5.5
Commercial and multifamily	600	13.3	600	20.7
Manufactured	10	0.2	10	0.3
Total OREO and repossessed assets	1,172	25.9	769	26.5
Total nonperforming assets	$4,521	100.0%	$2,899	100.0%

The following table summarizes the allowance for loan losses:

	For the Year Ended:
Allowance for Loan Losses	Dec 31, 2016	Dec 31, 2015
(Dollars in thousands, unaudited)
Balance at beginning of period	$4,636	$4,387
Provision for loan losses during the period	454	400
Net charge-offs during the period	(268)	(151)
Balance at end of period	$4,822	$4,636

Allowance for loan losses to total loans	0.96%	1.01%
Allowance for loan losses to total nonperforming loans	143.98%	217.65%

The increase in the allowance for loan losses at December 31, 2016, compared to the prior year was due to increased loan balances and a higher level of nonperforming loans.  Net charge-offs totaled $268,000 for the year ended December 31, 2016, compared to net charge-offs of $151,000 for the year ended December 31, 2015.

Deposits increased 6.3% to $467.7 million at December 31, 2016, compared to $440.0 million at December 31, 2015, with increases incurring in all categories other than time deposits.  Noninterest bearing demand deposits increased $12.9 million or 25.3% to $63.8 million at December 31, 2016, compared to $50.9 million at December 31, 2015.  Interest bearing demand deposits and savings and money market accounts increased $24.0 million or 10.8% to $244.2 million at December 31, 2016, compared to $220.3 million at December 31, 2015.  Time deposits decreased $9.1 million or 5.4% to $159.7 million at December 31, 2016, compared to $168.9 million at December 31, 2015.   Borrowings from the Federal Home Loan Bank of Des Moines (“FHLB”) were $54.8 million at December 31, 2016, compared to $40.4 million at December 31, 2015.  The increases in borrowings and deposits were used to fund loan demand and to support the Company’s on-balance sheet liquidity during the 2016 period.

The total cost of deposits decreased to 0.60% during the year ended December 31, 2016, from 0.63% for the year ended December 31, 2015. The decrease was primarily the result of a reduction in the weighted average cost and averages balances of certificates of deposit and an increase in non-interest bearing demand deposit accounts. The total cost of borrowings was 0.58% during the year ended December 31, 2016 and 0.43% for the year ended December 31, 2015. The increase was the result of an increase in the overnight borrowing rate with the FHLB.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: expected cost savings, synergies and other financial benefits from our the pending acquisition of the University Place branch from Sunwest Bank might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter	Year over Year
(Dollars in thousands, unaudited)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	% Change	% Change
Interest income	$6,653	$6,148	$6,090	8.2%	9.2%
Interest expense	763	730	697	4.5	9.5
Net interest income	5,890	5,418	5,393	8.7	9.2
Provision for loan losses	204	-	-	Nm	Nm
Net interest income after provision for loan losses	5,686	5,418	5,393	4.9	5.4
Noninterest income:
Service charges and fee income	586	743	647	(21.1)	(9.4)
Increase in cash surrender value of life insurance	84	84	85	(0.0)	(1.2)
Mortgage servicing income	320	223	169	43.5	89.3
Fair value adjustment on mortgage servicing rights	125	16	63	681.3	98.4
Gain on sale of loans	338	477	155	(29.1)	118.1
Total noninterest income	1,453	1,543	1,119	(5.8)	29.8
Noninterest expense:
Salaries and benefits	2,693	2,632	2,512	2.3	7.2
Operations expense	1,124	1,181	974	(4.8)	15.4
Data processing	520	434	484	19.8	7.4
Net (gain) loss on OREO and repossessed assets	(2)	3	133	(166.7)	(101.5)
Other noninterest expense	520	500	577	4.0	(9.9)
Total noninterest expense	4,855	4,750	4,680	2.2	3.7
Income before income taxes	2,284	2,211	1,832	3.3	24.7
Income tax expense	721	757	612	(4.8)	17.8
Net income	$1,562	$1,454	$1,220	7.5%	28.1%

KEY FINANCIAL RATIOS	Quarter Ended			Sequential Quarter	Year over Year
(unaudited)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	% Change	% Change
Return on average assets	1.09%	1.05%	0.94%	3.8%	16.0%
Return on average equity	10.92	10.04	9.08	8.8	20.3
Net interest margin	4.36	4.19	4.37	4.1	(0.2)
Efficiency ratio	65.70%	68.19%	69.77%	(3.7)%	(5.8)%

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter	Year over Year
(Shares in thousands, unaudited)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	% Change	% Change
Basic earnings per share	$0.63	$0.58	$0.49	8.6%	28.6%
Diluted earnings per share	$0.60	$0.57	$0.48	5.3	25.0
Weighted average basic shares outstanding	2,499	2,490	2,467	0.4	1.3
Weighted average diluted shares outstanding	2,595	2,568	2,561	1.1	1.3
Common shares outstanding at period-end	2,499	2,499	2,469	0.0	1.2
Book value per share	$24.12	$23.34	$22.08	3.3%	9.2%

CONSOLIDATED INCOME STATEMENT	Year Ended		Year over Year
(Dollars in thousands, unaudited)	Dec 31, 2016	Dec 31, 2015	% Change
Interest income	$24,985	$22,453	11.3%
Interest expense	2,919	2,752	6.1
Net interest income	22,066	19,701	12.0
Provision for loan losses	454	400	13.6
Net interest income after provision for loan losses	21,612	19,301	12.0
Noninterest income:
Service charges and fee income	2,573	2,605	(1.2)
Increase in cash surrender value of life insurance	336	338	(0.6)
Mortgage servicing income	956	840	13.8
Fair value adjustment on mortgage servicing rights	(49)	210	(123.3)
Loss on sale of securities	-	(31)	Nm
Gain on sale of loans	1,366	1,301	5.0
Total noninterest income	5,182	5,263	(1.5)
Noninterest expense:
Salaries and benefits	10,505	9,223	13.9
Operations expense	4,361	3,995	9.2
Data processing	1,784	1,717	3.9
Net loss on OREO and repossessed assets	6	311	(98.1)
Other noninterest expense	2,065	2,239	(7.8)
Total noninterest expense	18,721	17,485	7.1
Income before income taxes	8,073	7,079	14.0
Income tax expense	2,695	2,289	17.7
Net income	$5,378	$4,790	12.3%

KEY FINANCIAL RATIOS	Year Ended
(unaudited)	Dec 31, 2016	Dec 31, 2015	% Change
Return on average assets	0.97%	0.95%	2.1%
Return on average equity	9.37	8.93	4.9
Net interest margin	4.24	4.17	1.7
Efficiency ratio	68.19%	68.71%	(0.8)%

PER COMMON SHARE DATA	Year Ended
(Shares in thousands, unaudited)	Dec 31, 2016	Dec 31, 2015	% Change
Basic earnings per share	$2.16	$1.92	12.5%
Diluted earnings per share	$2.08	$1.86	11.8
Weighted average basic shares outstanding	2,487	2,492	(0.2)
Weighted average diluted shares outstanding	2,583	2,579	0.2
Common shares outstanding at period-end	2,499	2,469	1.2
Book value per share	$24.12	$22.08	9.2%

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)	Dec 31, 2016	Dec 31, 2015	Year over Year % Change
ASSETS
Cash and cash equivalents	$54,582	$48,264	13.1%
Securities available-for-sale, at fair value	6,604	6,696	(1.4)
Loans held-for-sale	871	2,091	(58.3)
Loans:
One- to four- family residential	151,968	138,164	10.0
Home equity	27,840	31,573	(11.8)
Commercial and multifamily	180,216	176,737	2.0
Construction and land	70,512	57,043	23.6
Manufactured homes	15,455	13,798	12.0
Other consumer	27,712	22,859	21.2
Commercial business	26,298	19,295	36.3
Total loans, gross	500,001	459,469	8.8
Allowance for loan losses	(4,822)	(4,636)	4.0
Loans, net	495,179	454,833	8.9
Accrued interest receivable	1,816	1,608	12.9
Bank-owned life insurance	12,082	11,746	2.9
OREO and other repossessed assets, net	1,172	769	52.4
Mortgage servicing rights, at fair value	3,561	3,249	9.6
FHLB stock, at cost	2,840	2,212	28.4
Premises and equipment, net	5,549	5,335	4.0
Other assets	4,127	3,957	4.3
Total assets	$588,383	$540,760	8.8%
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	$63,741	$50,873	25.3%
Demand deposit, interest-bearing	150,327	127,392	18.0
Savings and money market	93,921	92,879	1.1
Time deposits	159,742	168,880	(5.4)
Total deposits	467,731	440,024	6.3
Accrued interest payable and other liabilities	5,585	5,781	(3.4)
Borrowings	54,792	40,435	35.5
Total liabilities	528,108	486,240	8.6
Shareholders' Equity:
Common stock	25	25	-
Paid-in capital	23,979	23,002	4.2
Unearned shared – ESOP	(683)	(911)	(25.1)
Retained earnings	36,873	32,240	14.4
Accumulated other comprehensive loss	81	164	(50.7)
Total shareholders' equity	60,275	54,520	10.6
Total liabilities and shareholders' equity	$588,383	$540,760	8.8%

CREDIT QUALITY DATA (Dollars in thousands, unaudited)	Dec 31, 2016	Dec 31, 2015	Year over year % Change
Nonaccrual loans	$3,144	$1,528	105.8%
Nonperforming TDRs and loans over 90 days past due and on accrual	205	602	(65.9)
Total nonperforming loans	3,349	2,130	57.2
OREO and other repossessed assets	1,172	769	52.4
Total nonperforming assets	4,521	2,899	56.0
Performing TDRs on accrual	2,789	5,073	(45.0)
Net charge-offs during the year	268	151	77.5
Provision for loan losses during the year	454	400	13.5
Allowance for loan losses	4,822	4,636	4.0
Allowance for loan losses to total loans	0.96%	1.01%	(5.0)
Allowance for loan losses to total nonperforming loans	143.98%	217.65%	(33.8)
Nonperforming loans to total loans	0.67%	0.47%	42.6
Nonperforming assets to total assets	0.77%	0.54%	42.6

OTHER PERIOD-END STATISTICS	Dec 31, 2016	Dec 31, 2016	Year over Year % Change
(Dollars in thousands, unaudited)
Sound Community Bank:
Loan to deposit ratio	105.87%	103.37%	2.4%
Noninterest-bearing deposits / total deposits	13.63	11.56	17.9
Leverage ratio	9.99	10.19
Tier 1 risk-based capital ratio	12.02	11.70
Common Equity Tier 1 risk-based capital ratio	12.02	11.70
Total risk-based capital ratio	13.07	12.74
Total risk-weighted assets	477,548	453,345
Average total assets for the year	551,815	503,186	9.7%

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305